American Skiing Company
Calculation of Earnings to Fixed Charges
For the Year ended 7/28/96

                              Year
                              Ended
                              July
                              28,
                              1996
            Histori  Histori  Histori   Pro       Pro
            cal ASC  cal S-K- cal       Forma     Forma
                     I        Combine   Adjustme  Combined
                              d         nts
Calculation 1,562,0  (6,036,  (4,474,   (13,114,  (17,588,
of earnings 00       000)     000)      000)      000)

Pre-tax
income from
continuing
operations
Add fixed   4,997,0           11,177,   13,114,0
charges     00       6,180,0  000       00        24,291,0
less                 00                           00
capitalized
interest
Add PY's
cap'lized   5,000    25,000   30,000              30,000
int.,
amortized
during
period
Earnings as 6,564,0                     0
defined     00       169,000  6,733,0             6,733,00
                              00                  0

Calculation 4,699,0                     13,114,0
of fixed    00       4,593,0  9,292,0   00        22,406,0
charges              00       00                  00

Interest
expense
plus amort.
of debt
disc. and
prem. (b)
Capitalized
interest    444,000  21,000   465,000             465,000
Rental
expense     298,000  1,587,0  1,885,0             1,885,00
representin          00       00                  0
g interest
(a)
Fixed       5,441,0           11,642,   13,114,0
charges as  00       6,201,0  000       00        24,756,0
defined              00                           00
Ratio of
earnings to 12.64%
fixed
charges
Deficiency           (6,032,  (4,909,             (18,023,
of earnings          000)     000)                000)
to fixed
charges



American Skiing Company
Calculation of Earnings to Fixed Charges
Pro Forma Basis

                            Year
                            Ended
                            July
                            30,
                            1996
            Histor  Histor  Histor  Pro Forma  Pro Forma
            ical    ical S- ical    Adjustmen  Combined
            LBO     K-I     Combin  ts
                            ed
Calculatio
n of
earnings
            $5,519  $1,727  $7,246  ($15,226,  ($7,979,42
Pre-tax     ,000    ,571    ,571    000) d     9)
income
from
continuing
operations
Add fixed                                      22,517,147
charges     2,612,  4,679,  7,291,  15,226,00
less        000     147     147     0
capitalize                           d
d interest
Add PY's                                           21,979
cap'lized   5,000   16,979  21,979
int.,
amortized
during
period
Earnings                    14,559  0
as defined  8,136,  6,423,  ,697               14,559,697
            000     697

Calculatio
n of fixed
charges

Interest
expense     2,205,  3,818,  6,023,  15,226,00  21,249,893
            000     893     893     0 d
Capitalize
d interest  224,00  215,53  439,53             439,536
            0       6       6
Amort. of
debt        105,00  27,480  132,48             132,480
expense,    0               0
disc. or
prem. (b)
Rental
expense     302,00  832,77  1,134,             1,134,774
representi  0       4       774
ng
interest
(a)
Fixed       $2,836  $4,894  $7,730  $15,226,0  $22,956,68
charges as  ,000    ,683    ,683    00         3
defined
Ratio of                    188.34
earnings    286.88  131.24  %
to fixed    %       %
charges
Deficiency                                     ($8,396,98
of                                             6)
earnings
to fixed
charges